                                                                     Exhibit 4.7
                                WARRANT AGREEMENT

      THIS WARRANT AGREEMENT (this "AGREEMENT") is dated as of September 18, 2000, by and among Heritage Property Investment Trust, Inc., a Maryland corporation (the "COMPANY") and The Prudential Insurance Company of America ("PRUDENTIAL" together with its permitted assigns, the "WARRANT HOLDER(S)"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Stockholders Agreement (as hereinafter defined).

                                   WITNESSETH:

      WHEREAS, the Company's authorized shares of capital stock consist of 70,000,000 shares of common stock, par value $.001 per share ("COMMON SHARES"), 25,000,000 shares of Series A 8.5% Cumulative Convertible Participating Preferred Stock, par value $ .001 per share ("Preferred Shares"), 2,000,000 shares of Series B Cumulative Redeemable Perpetual Preferred Stock and 1,200,000 shares of Series C Cumulative Redeemable Perpetual Preferred Stock;

      WHEREAS, Prudential is purchasing on the date hereof, Common Shares and Preferred Shares having an aggregate purchase price of $100,000,000 and entering into an Amended and Restated Stockholders Agreement with the Company and certain other parties dated as of September 18, 2000 ("Stockholders Agreement");

      WHEREAS, Prudential Investment Management Services, LLC ("PIMS") and the Company are parties to an Advisory Services Agreement dated as of the date hereof ("Advisory Services Agreement"), which provides for the issuance of certain warrants to purchase Common Shares; and

      WHEREAS, subject to the terms and provisions hereof, each warrant to purchase Common Shares (individually, a "WARRANT," and collectively, the "WARRANTS") issued under this Agreement entitles the Warrant Holder thereof to purchase one Common Share at the price designated as the "Exercise Price" herein (subject to adjustment hereunder).

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                 FORM OF WARRANT

      The Warrants shall be evidenced by a certificate (the "WARRANT CERTIFICATE"). The text of the Warrant Certificate (and the related forms of exercise and assignment) shall be substantially in the forms attached hereto as EXHIBITS A, B and C

                                   ARTICLE II

                  EXERCISE PRICE, TERM, AND METHOD OF EXERCISE

      Section 2.01. EXERCISE PRICE. Unless adjusted as otherwise provided herein, the exercise price ("EXERCISE PRICE") for each of the Common Shares purchased upon exercise of a Warrant issued hereunder shall be $25.00 per Common Share. The Exercise Price shall be adjusted upon the occurrence of certain events as set forth in Article III hereof.

      Section 2.02. WARRANT RIGHTS AND TERM. Each Warrant shall entitle the Warrant Holder, upon exercise thereof and subject to the provisions thereof and of this Agreement, including provisions relating to adjustments upon the occurrence of certain events as set forth in Article III hereof, to purchase from the Company one fully paid and nonassessable Common Share at the then current Exercise Price at any time after the date hereof and prior to 5:00 p.m., New York time, on September 18, 2004 or, if such date is not a business day in New York City, then prior to 5:00 p.m., New York time on the next succeeding business day (the "EXPIRATION DATE").

      Section 2.03. EXPIRATION. Each Warrant not exercised by the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall thereupon cease.

      Section 2.04. METHOD OF EXERCISE. The Warrant Holder may exercise its rights with respect to all or any whole number of Warrants evidenced by the Warrant Certificate. Subject to Section 2.05, exercise shall be effected by surrendering of the Warrant Certificate, with the exercise form thereon duly executed, to the Company at its offices as designated in Section 5.04 hereof, together with the Exercise Price for each Warrant that is exercised. Payment of the Exercise Price shall be made by (a) certified check payable in lawful money of the United States of America to the order of the Company or (b) by wire transfer of immediately available funds to an account designated by the Company.

      Section 2.05. Upon receipt of the Warrant Certificate with the exercise form duly executed and accompanied by full and proper payment of the Exercise Price for the Common Shares purchased thereby, the Company shall deliver to the Warrant Holder certificates for the total number of whole Common Shares for which the Warrants evidenced by such Warrant Certificate are being exercised.

      In the event that the Warrant Holder shall exercise rights with respect to less than all of the Warrants evidenced by the Warrant Certificate surrendered upon the exercise of Warrants, a new Warrant Certificate for the balance of such Warrants shall be delivered to the Warrant Holder.

      Section 2.06. CASHLESS EXERCISE OF WARRANTS.

            (a) Prior to the Expiration Date and (i) at any time during which the Common Shares are quoted on the NASDAQ System (as defined below) or are listed or admitted for trading on any national securities exchange or (ii) after the occurrence of a Qualified Merger (as defined in the Stockholders Agreement), the Warrant Holder may exercise all or a portion of this Warrant through a cashless exercise thereof (each, a "CASHLESS EXERCISE") in accordance with the following procedures. A Cashless Exercise shall be effected by the surrender to the Company at its offices designated in Section 5.04 of the Warrant Certificate, together with the Election to Purchase, attached as Exhibit B hereto, with the portion marked "CASHLESS EXERCISE ELECTION" completed. Upon such Cashless Exercise (such date, the "CASHLESS EXERCISE DATE"), the Company shall issue to the Warrant Holder the number of Common Shares equal to the quotient obtained by dividing (i) the product of (a) the number of Warrant Shares for which this Warrant is being exercised, and (b) the amount, if any, by which the Market Price (as defined below) exceeds the Exercise Price for a Warrant Shares as of the date of such exercise, by (ii) the Market Price. For purposes of this Section 2.05, "MARKET PRICE" shall mean, as of any date, the average last reported sale price per Common Share as reported on the New York Stock Exchange, American Stock Exchange, the Automated Quotation System of the National Association of Securities Dealers, Inc. (the "NASDAQ SYSTEM"), or any other exchange on which the Common Shares or other securities received in a Qualified Merger in exchange for the Common Shares are then traded, over the five-Trading Day period immediately preceding the Cashless Exercise Date. As used herein, the term "TRADING DAYS" means (x) if the Common Shares are quoted on the NASDAQ System or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system, or (y) if the Common Shares are listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business.

            (b) In the event the Warrant Holder exercises its rights under this
Section 2.05, the Warrant Holder shall, on the Cashless Exercise Date, surrender the Warrant Certificate, with the exercise form thereon duly executed, to the Company at its offices as designated in Section 5.04 hereof, together with the Election to Purchase, with completion of the "Cashless Exercise Election" portion. The Company shall deliver to the Warrant Holder certificates for the total number of whole Common Shares applicable to the Cashless Exercise in accordance with Section 2.04 hereof.

                                   ARTICLE III

                   ADJUSTMENTS TO WARRANTS UPON CERTAIN EVENTS

      Section 3.01. MECHANICAL ADJUSTMENTS. The number of Common Shares purchasable upon the exercise of each Warrant (such Shares being referred to herein as the "WARRANT SHARES") and the Exercise Price shall be subject to adjustment if any of the events listed in paragraphs (a) -- (c) below occur prior to the exercise of each Warrant as follows:

            (a) In case the Company shall (i) pay a dividend or make a distribution in Common Shares, (ii) subdivide or reclassify its outstanding Common Shares into a greater number of shares, (iii) combine or reclassify its outstanding Common Shares into a smaller number of shares, the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior thereto shall be adjusted, effective immediately after the record date in the case of clause (i) and immediately after the effective date in the case of clause (ii) or (iii), so that the number of Warrant Shares purchasable upon exercise of each Warrant shall be equal to the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such effectiveness by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately following such effectiveness and the denominator of which shall be the number of Common Shares outstanding immediately prior thereto. If the Company declares a dividend in money and at substantially the same time offers its Common Shares holders a right to purchase new Common Shares from the proceeds of such dividend, for an amount substantially equal to such dividend, all Common Shares so issued shall for purposes hereof be deemed issued as a share dividend.

            (b) In case the Company shall distribute to all holders of its Common Shares, (i) securities of the Company other than Common Shares, (ii) evidences of the Company's indebtedness, or (iii) rights, options or warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Common Shares (each of clauses (i) -- (iii) the "DISTRIBUTABLE AMOUNT"), then in each case, upon the exercise of each Warrant, the Warrant Holder shall be entitled to receive, in addition to the Warrant Shares purchased upon exercise of the Warrant, the Distributable Amount that would have been issued by the Company in respect of such Warrant Shares had the Warrant been exercised as of the date of such distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective immediately after the record date for the determination of Stockholders entitled to receive such distribution.

            (c) In the event that the provisions of this Article III fail as a result of an unintentional oversight to provide expressly for the adjustment of the Exercise Price or the number of Warrant Shares purchasable upon exercise of each Warrant under circumstances that, based upon the purposes and intentions expressed herein, would otherwise have been addressed, the Board of Directors of the Company shall, in good faith, cause an equitable adjustment to be made to the Exercise Price or the number of Warrant Shares purchasable upon exercise of each Warrant to correct such an oversight.

      Section 3.02. ADJUSTMENT OF EXERCISE PRICE. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as herein provided, the Exercise Price payable upon exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and the denominator of which shall be number of Warrant Shares so purchasable immediately thereafter.

      Section 3.03. NOTICE OF ADJUSTMENT. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Exercise Price of such Warrant Shares is adjusted, as herein provided, the Company shall promptly cause to be prepared a certificate signed by its Board of Directors, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company made any determination hereunder), the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price of such Warrant Shares after such adjustment, and shall promptly cause copies of such certificate to be mailed (by first class and postage prepaid) to the Warrant Holder in accordance with Section 5.04.

      Section 3.04. EFFECT OF SALE, MERGER OR CONSOLIDATION. Each Warrant shall continue to be exercisable after (i) any conversion of the Common Shares into securities of another entity, (ii) any consolidation of the Company with, or the merger of the Company with or into, any other entity, where the Common Shares are converted into other securities or property (including cash) or (iii) the sale of all or substantially all of the property or assets of the Company to another entity (each such event hereinafter being referred to as a "CONVERSION EXCHANGE EVENT"). Each Warrant shall be exercisable after such Conversion Exchange Event upon the terms and conditions specified in this Agreement, but only for the number of common shares or other securities or property (including cash) of the Company or of such other entity to which the Common Shares issuable upon exercise of such Warrant would have been entitled upon such Conversion Exchange Event if this Warrant had been exercised immediately prior to such Conversion Exchange Event. In any such case, if necessary, the provisions set forth in this Article III with respect to the rights and interests thereafter of the Warrant Holder shall be appropriately adjusted so as to be reasonably applicable to any common shares or other securities or property thereafter deliverable on the exercise of the Warrants.

      The Company shall not effect a Conversion Exchange Event unless prior to or simultaneously with the consummation thereof, any successor person or person purchasing such assets shall assume, by written instrument executed and delivered to the Company, the obligation to deliver to the holder of each Warrant such common shares, securities or property (including cash) as the Warrant Holder may be entitled to receive upon exercise of the Warrants in accordance with the foregoing provisions, and the other obligations of the Company under this Agreement.

      Section 3.05. NOTICE OF CERTAIN EVENTS. In the event that at any time prior to the expiration of the Warrants and prior to their exercise in full:

            (a) the Company shall declare any non-cash dividend or any other distribution;

            (b) the Company shall offer for subscription to the holders of the Common Shares any additional shares of beneficial interest of any class or any other securities convertible into Common Shares or any rights to subscribe thereto;

            (c) the Company shall declare any stock split, stock dividend, subdivision, combination or similar distribution with respect to the Common Shares, regardless of the effect of any such event on the outstanding number of Common Shares;

            (d) there shall be any Conversion Exchange Event; or

            (e) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

(each such event hereinafter referred to as a "NOTIFICATION EVENT"), the Company shall mail to the Warrant Holder, not less than 15 days prior to the record date, if any, in connection with such Notification Event (PROVIDED, HOWEVER, that, if there is no record date, or, if 15 days' prior notice is impracticable, as soon as practicable) written notice specifying the nature of such event and the effective date of, or the date on which the books of the Company shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the kind and amount of the common shares or other securities or property deliverable upon exercise of the Warrants.

      Section 3.06. EFFECT OF ADJUSTMENT ON WARRANT CERTIFICATES. Except as provided in this Section 3.06, the form of Warrant Certificate need not be changed because of any change in the Exercise Price, the number of Warrant Shares issuable upon the exercise of a Warrant or the number of Warrants outstanding pursuant to this Article III, and Warrant Certificates issued before or after such change may state the same Exercise Price, the same number of Warrants and the same number of Warrant Shares issuable upon exercise of Warrants as are stated in the Warrant Certificates theretofore issued pursuant to this Agreement. The Company may, however, at any time, in its sole discretion, make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof, and any Warrant Certificates thereafter issued, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

                                   ARTICLE IV

                            RIGHTS OF WARRANT HOLDERS

      Section 4.01. NO RIGHTS AS SHAREHOLDERS. The Warrant Holder, as such, shall not be entitled to vote or to receive distributions or otherwise be deemed to be a holder of Common Shares for any purpose, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon any Warrant Holder, as such, any of the rights of a shareholder of the Company or any right to vote upon or give or withhold consent to any action of the Company (whether upon any reorganization, issuance of securities, reclassification or conversion of Common Shares, consolidation, merger, sale, lease, conveyance or otherwise), receive notice of meetings or other action affecting shareholders (except for notices expressly provided for in this Agreement) or receive dividends or subscription rights, until such Warrant Certificates shall have been surrendered for exercise accompanied by either (i) full and proper payment of the Exercise Price as provided in this Agreement or (ii) an Election to Purchase with the completed portion marked "Cashless Exercise Election." If, at the date of surrender of such Warrant Certificate and payment of such Exercise Price, the transfer books for the Common Shares shall be closed, certificates for the Common Shares shall be issuable on the date on which such books shall next be open (whether before, on or after the Expiration Date, assuming a proper exercise hereunder on or before the Expiration Date). The Warrant Holder shall, upon the exercise of Warrants, not be entitled to any dividends if the record date with respect to payment of such dividends shall be a date prior to the date such Common Shares became issuable upon the exercise of such Warrants.

      Section 4.02. REPLACEMENT WARRANTS. If any Warrant Certificate is lost, stolen, mutilated or destroyed, the Company may, upon receipt of evidence satisfactory to the Company of such loss, theft, mutilation or destruction and on such terms as to indemnity or otherwise as the Company may in its discretion require (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination and tenor as the lost, stolen, mutilated or destroyed Certificate. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay any such reasonable charges as the Company may prescribe. In the event any Warrant Certificate is lost, stolen, mutilated or destroyed, and the owner thereof desires to exercise the Warrants evidenced thereby, the Company may, in lieu of issuing a substitute Warrant Certificate, authorize the exercise thereof upon receipt of the above evidence and on such terms of indemnity as it may require.

      Section 4.03. MAINTENANCE OF SUFFICIENT AND PROPER COMMON SHARES.

            (a) The Company shall at any times reserve and keep available a number of authorized Common Shares sufficient to permit the exercise in full of all outstanding Warrants.

            (b) If at any time the taking of any action would cause an adjustment in the Exercise Price so that the exercise of a Warrant while such Exercise Price is in effect would cause a Common Share to be issued at a price below its then par value, the Company shall take such action as may, in the opinion of its counsel, be necessary in order that it may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of the Warrants at such Exercise Price.

      Section 4.04. LEGEND. The certificates evidencing Warrants shall bear the legend set forth in EXHIBIT A hereto and the Common Shares issuable upon the exercise of the Warrants shall bear the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

      Section 4.05. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of the Company's Articles of Amendment and Restatement (Second), or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as any be necessary or appropriate in order to protect the rights of the holder of this Warrant against dilution or other impairment.

      Section 4.06. ASSIGNMENT. Prudential may assign, in whole or in part, its rights under this Warrant Agreement to any of its affiliates, and any such transferee shall be entitled to all rights and subject to all obligations hereunder as Prudential.

      Section 4.07. REGISTRATION RIGHTS. Upon exercise of the Warrants, the Warrant Holder shall be granted all rights granted to the Prudential under
Article 6 of the Stockholders Agreement.

                                    ARTICLE V

                                     GENERAL

      Section 5.01. TAXES ON ISSUANCE OF COMMON SHARES. All Common Shares Issued upon the exercise of a Warrant shall be validly issued, fully paid, and the Company shall pay all transfer taxes and other governmental charges that may be imposed in respect to the issue or delivery thereof other than taxes imposed on net income of the Warrant Holder as a result of the exercise of the Warrants and receipt of Common Shares. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for Common Shares in any name other than that of the registered holder or its designee of the Warrant surrendered in connection with the purchase of such shares of beneficial interest, and in such case the Company shall not be required to issue or deliver any share certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no tax or other charge is due.

      Section 5.02. DATES AND TIMES. If any date set forth in this Warrant Agreement shall fall on a day other than a full business day in New York, New York, said date shall be deemed to be the next full business day succeeding that date. All times shall be the legal time then in effect in New York, New York.

      Section 5.03. BINDING AGREEMENT. All of the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns hereunder. Nothing expressed in this Agreement and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon or give to any person or corporation, other than the Company and the Warrant Holder, any legal or equitable right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement herein, and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Holder and their respective successors and assigns.

      Section 5.04. NOTICES. Any notice or other communication hereunder shall be given in writing and shall be given either by personal delivery, by express courier service (such as FedEx or DHL) or by telefax (with a copy by express courier) addressed as follows:

            (a)   If to the Company:

                  Heritage Property Investment Trust, Inc.
                  535 Boylston Street
                  Boston, Massachusetts 02116
                  Attention: Thomas C. Prendergast
                  Tel: 617-247-2200 ext. 130
                  Fax: 617-266-0885

                  with a copy to:
                  Bingham Dana LLP
                  150 Federal Street
                  Boston, Massachusetts 02110
                  Attention: Victor J. Paci, Esq.
                  Tel: 617-951-8924
                  Fax: 617-951-8736

            (b)   If to the Warrant Holder:

                  The Prudential Insurance Company of America
                  8 Campus Drive, First Floor
                  Parsippany, New Jersey 07054-4493

                  Attention: Robert Falzon
                  Tel: 973-734-1443
                  Fax: 973-734-1775

                  and

                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Jay Bernstein, Esq.
                  Tel: 212-878-8527
                  Fax: 212-878-8375

      Any party may change the address to which any communication, notice or demand shall be given by giving notice of such change in conformity with the provisions of this Section.

      Section 5.05. GOVERNING LAW. This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws provisions thereof.

      Section 5.06. HEADINGS. The Article and Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

      Section 5.07. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      Section 5.08. AMENDMENTS. Notwithstanding anything contained herein to the Contrary, any amendments to this Agreement shall be effectuated only in writing executed by and behalf of all of the parties.

      Section 5.09. NO WAIVER. The waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

      Section 5.10. SEVERABILITY. If any provision of this Agreement shall be held or deemed by a final order of a competent authority to be invalid, inoperative or unenforceable, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be construed as if such invalid, inoperative or unenforceable position had never been contained herein so as to give full force and effect to the remaining such terms and provisions.

      Section 5.11. NO RIGHTS OF THIRD PARTIES. This Agreement sets forth relationship among the parties, and shall not confer any rights or privileges on any third party.

      Section 5.12. RECORD BOOK. The Company shall maintain, at its own expense, a record book setting forth the name and address of the Warrant Holder and the number of Warrants held by such Warrant Holder, and upon reasonable notice to the Company, each Warrant Holder shall have access to such record book, with reasonable frequency, for the purpose of examination and inspection during normal business hours at the offices where such record is maintained.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                  HERITAGE PROPERTY INVESTMENT TRUST, INC.


                    By:
                       -----------------------------------

                    Name:
                    Title:

                  THE PRUDENTIAL INSURANCE
                  COMPANY OF AMERICA


                    By:
                       -----------------------------------

                    Name:
                    Title: